Exhibit 99.1

News
For Immediate Release
4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: (203) 975-7110
Fax: (203) 975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN HOLDINGS ANNOUNCES
CEO SUCCESSION PLAN

STAMFORD, CT, July 1, 2021 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of sustainable rigid packaging solutions for consumer goods products, announced today that, as part of the continuation of its long-term succession planning, its Board of Directors has appointed Adam J. Greenlee as Chief Executive Officer of the Company, effective September 1, 2021. Mr. Greenlee will also continue as President of the Company. Mr. Greenlee joined Silgan in 2005 and ran its North American Closures operations prior to being appointed Executive Vice President of the Company in October 2007. Mr. Greenlee was named Chief Operating Officer of the Company in 2009 and was appointed President of the Company in April 2019. Tony Allott has served as Chief Executive Officer of the Company since March 2006, only its second CEO since its founding in 1987. Mr. Allott will continue to serve as Executive Chairman of the Company.

“Adam and I have worked closely together on every major activity of Silgan for the past decade and he has been responsible for the oversight of each of our operating businesses in recent years. Just as importantly, Adam understands and personifies the unique culture of our Company and has consistently shown his ability to deliver results as Silgan has continued on its path of growth and success. While I am sure his leadership will explore new ideas and opportunities, I am equally confident it will be founded on the ideals and principles that have served us so well in the past,” said Tony Allott, Chairman and CEO.

SILGAN HOLDINGS
July 1, 2021

For more information on Mr. Allott and Mr. Greenlee, please visit www.silganholdings.com/management/index.shtml

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Silgan is a leading supplier of sustainable rigid packaging solutions for consumer goods products with annual net sales of approximately $4.9 billion in 2020. Silgan operates 109 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for food, beverage, health care, garden, home, personal care and beauty products. The Company is also a leading supplier of metal containers in North America and Europe for food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.
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